As filed with the Securities and Exchange Commission on January 5, 2021
Registration No. 333-221316
Registration No. 333-199431
Registration No. 333-168157
Registration No. 333-123512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO.

333-221316

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NOS.

333-199431
333-168157
333-123512

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-0182330
(State of Incorporation)	(IRS Employer Identification No.)

12301 West Wirth Street Wauwatosa, Wisconsin	53222
(Address of Principal Executive Offices)	(Zip Code)

Briggs & Stratton Corporation 2014 Omnibus Incentive Plan
Briggs & Stratton Corporation 2017 Omnibus Incentive Plan
 (Full title of the plans)

Kathryn M. Buono
Vice President &
 Secretary
Briggs & Stratton Corporation
12301 West Wirth Street
Wauwatosa, Wisconsin 53222
 (414) 259-5333
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Briggs & Stratton Corporation, a Wisconsin corporation (the “Company”), deregisters all securities remaining unsold under the following Registration Statements (the “Registration Statements”):

•
the Registration Statement on Form S-8 (No. 333-123512), pertaining to the registration of 8,000,000 shares of common stock , par value $0.01 per share (“Shares”), issuable under the Company’s Amended and Restated Incentive Compensation Plan (as subsequently amended and now known as the Briggs & Stratton Corporation 2014 Omnibus Incentive Plan, the “2014 Omnibus Plan”);

•	the Registration Statement on Form S-8 (No. 333-168157), pertaining to the registration of 2,481,494 Shares issuable under the 2014 Omnibus Plan;

•	the Registration Statement on Form S-8 (No. 333-199431), pertaining to the registration of 3,760,000 Shares issuable under the 2014 Omnibus Plan; and

•	the Registration Statement on Form S-8 (No. 333-221316), pertaining to the registration of 4,700,000 Shares issuable under the Company’s 2017 Omnibus Incentive Plan.

As previously disclosed, on July 20, 2020, the Company and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Missouri.

The Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bonita Springs, State of Florida, on January 5, 2021.

Briggs & Stratton Corporation

By:	/s/ Kathryn M. Buono
Name: Kathryn M. Buono
Title: Vice President & Secretary

Note: No other person is required to sign this post-effective amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.